YUM! BRANDS, INC. 2025 LONG TERM INCENTIVE PLAN
FORM OF GLOBAL PERFORMANCE SHARE UNIT AGREEMENT

Grant Date:	[Insert]
Grantee/Participant:	Name
Number of Target
Performance Share Units:	XXX
Performance Period:	[Insert]
Performance Target:	[Insert]

This GLOBAL PERFORMANCE SHARE UNIT AGREEMENT (“Agreement”) is made as of the [__]th of [_____], 20[__] between YUM! BRANDS, INC., a North Carolina corporation (“YUM!), and [__________] (“Participant”).

1.Award.
(a)Performance Share Units. Pursuant to the YUM! Brands, Inc. 2025 Long Term Incentive Plan (the “Plan”), the Management Development and Planning Committee of the Board of Directors of YUM! (the “Committee”) has granted Participant a Full Value Award under the Plan in the form of performance share units with respect to the number of shares of Stock as set forth herein, subject to the conditions of the Plan and this Agreement (the “Performance Share Units”). The number of Performance Share Units to which Participant may become entitled under this Award at the target level of performance (the “Target Performance Share Units”) is set forth above. “Vested Units” means the number of Performance Share Units to which Participant is entitled hereunder as determined by the Committee based on satisfaction of the Performance Target and satisfaction of the applicable service requirements or as otherwise determined in accordance with this Agreement.
(b)Plan Incorporated. Participant acknowledges availability and accessibility of the Plan document, this Agreement, the Plan prospectus and either YUM!’s latest annual report to shareholders or annual report on Form 10-K on the Plan and/or YUM websites and agrees that this award of Performance Share Units shall be subject to all of the terms and conditions set forth in the Plan and this Agreement and that the Plan is incorporated herein. Participant understands that Participant may request paper copies of the foregoing documents by contacting YUM!’s executive compensation department. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan except as expressly provided otherwise in this Agreement. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.
2.Terms of Performance Share Units. Participant hereby accepts the Performance Share Units and agrees with respect thereto as follows:

(a)Assignment of Performance Share Units Prohibited. Unless otherwise approved by the Committee, the Performance Share Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, except by will or the applicable laws of inheritance, and any such purported action shall be void and of no effect.
(b)Vesting Generally. Except as otherwise specifically provided herein and subject to the terms and conditions of this Agreement and the Plan:
(i)Participant shall have no right to any Performance Share Units subject to this Award (and shall not be vested in such Performance Share Units) until the Committee determines whether and to what extent the performance conditions have been satisfied (as set forth in this Agreement, including paragraph 2(b)(ii) and Exhibit A hereof) and then only if Participant’s Termination Date has not occurred as of the last day of the Performance Period.
(ii)The number of Performance Share Units to which Participant will be entitled under this Agreement (and that shall become Vested Units hereunder) shall be based on level of performance of the Performance Target as determined in accordance with Exhibit A hereto. As soon as practicable following the end of the Performance Period, the Committee shall determine whether and the extent to which the Performance Target has been satisfied and the number of the Target Performance Share Units to which Participant will be entitled under this Award in accordance with the provisions of Exhibit A hereto.
(c)Termination of Service. In the event Participant’s Termination Date occurs prior to the last day of the Performance Period for death or Retirement, then the number of Performance Share Units to which Participant will be entitled under this Agreement (and that shall become Vested Units) will be that number of Performance Share Units that would have become Vested Units had the Termination Date not occurred (and based on actual performance for the Performance Period), pro-rated on a monthly basis for the portion of the Performance Period ending on the Termination Date. In the event that Participant’s Termination Date occurs prior to the last day of the Performance Period for any reason other than death or Retirement, Participant shall, for no consideration, forfeit all Performance Share Units on the Termination Date.
(d)Change in Control. If a Change in Control (as defined in the Plan) occurs prior to the last day of the Performance Period and prior to Participant’s Termination Date, the provisions of Section 5 of the Plan shall apply with respect to the Performance Share Units.
(e)Dividend Equivalent Units. This Award contains the right to receive additional share units (“Dividend Equivalent Units”) in respect of dividends paid with respect to shares of Stock during the Performance Period in accordance with the following:
(i)If a dividend with respect to shares of Stock is payable in shares of Stock, then, as of the applicable dividend payment date, Participant shall be credited with that number of Dividend Equivalent Units equal to (A) the number of shares of Stock distributed in the dividend with respect to a share of Stock, multiplied by (B) the number of Performance Share Units outstanding on the dividend record date.
(ii)If a dividend with respect to shares of Stock is payable in cash, then, as of the applicable dividend payment date, Participant shall be credited with that number of Dividend Equivalent Units equal to (A) the cash dividend payable with respect to a share of Stock divided by the Fair Market Value of a share of Stock on the applicable dividend payment date, multiplied by (B) the number of Performance Share Units outstanding on the dividend record date.
The Dividend Equivalent Units credited to Participant shall be subject to the same vesting and performance conditions as the Performance Share Units to which they relate and shall be settled in accordance with Section 3.
(f)No Rights as Stockholder. Participant shall not be a shareholder of record and therefore shall have no voting, dividend or other shareholder rights prior to the issuance of shares of Stock to Participant in accordance with this Agreement.
3.Form and Timing of Payment and Settlement of Award.
(a)Settlement and Delivery of Stock. Payment and settlement of Vested Units and any related Dividend Equivalent Units shall be made as soon as administratively practicable after the applicable the last day of the Performance Period but in no event later than 2-1/2 months following the last day of the Performance Period (the date on which such payment and settlement is made, the “Settlement Date”). Settlement will be made by issuance to Participant and registration in Participant’s name of a certificate or certificates for (or evidencing in book entry or similar account) a number of shares of Stock equal to the number of Performance Share Units for which payment is made, and any partially vested shares will be paid to Participant in cash deposited to Participant’s brokerage account as soon as administratively practicable after becoming Vested Units. Notwithstanding the foregoing, in the case of any Target Performance Share Units that become Vested Units pursuant to subsection 2(d) (relating to Change in Control), the “Settlement Date” shall be determined pursuant to Section 5 of the Plan. Notwithstanding the foregoing, YUM! shall not be obligated to deliver any shares of Stock if counsel to YUM! determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of YUM! with, any securities exchange or association upon which the Stock is listed or quoted. YUM! shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Stock to comply with any such law, rule, regulation or agreement.
(b)Securities Law Requirements. Participant understands that the resale of Stock obtained upon vesting of Performance Share Units is subject to federal and state securities laws, and that generally under such laws Stock may not be resold absent registration with the U.S. Securities and Exchange Commission or an available exemption therefrom and registration, qualification or exemption from applicable state securities laws. In the absence of registration, qualification and/or exemptions, Participant may not be able to resell Stock, and YUM! may refuse or cause its transfer agent and registrar or other agent to refuse any purported transfer in violation of law. Furthermore, Participant understands that the laws of the country in which he/she is working at the time of grant or vesting of the Performance Share Units (and related Dividend Equivalent Units) or at the subsequent sale of Stock granted to Participant under this Award (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may subject Participant to additional procedural or regulatory requirements he/she is solely responsible for and will have to independently fulfill in relation to ownership or sale of such Stock.
4.Withholding of Tax.
(a)Liability for Tax. Participant acknowledges that regardless of any action taken by YUM! or if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items arising out of Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount actually withheld by YUM! and/or the Employer. Participant further acknowledges that YUM! and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Share Units (and related Dividend Equivalent Units), including but not limited to, the grant, vesting or settlement of the Performance Share Units (and related Dividend Equivalent Units), the subsequent sale of Stock acquired under the Plan pursuant to such settlement and the receipt of any dividends or Dividend Equivalent Units; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the grant or any aspect of the Performance Share Units (and related Dividend Equivalent Units) to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if Participant is or becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event or tax withholding event, as applicable, Participant acknowledges that YUM! and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Adequate Arrangements. Prior to any relevant taxable or tax withholding event, as applicable, Participant shall pay or make adequate arrangements satisfactory to YUM! and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes YUM! and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with respect to Tax-Related Items by one or a combination of the following (i) withholding from Participant’s wages or other cash compensation paid to Participant by YUM!, the Employer, or any Subsidiary of YUM!; or (ii) withholding from the proceeds of the sale of shares of Stock acquired upon settlement of the Performance Share Units (and related Dividend Equivalent Units) either through a voluntary sale or through a mandatory sale arranged by YUM! (on Participant’s behalf pursuant to this authorization); or (iii) withholding in Stock to be issued upon settlement of the Performance Share Units (and related Dividend Equivalent Units). Participants who have not otherwise made adequate arrangements to satisfy Tax-Related Items authorize YUM! and related Dividend Equivalent and/or the Employer, or their respective agents, to satisfy the obligations with respect to Tax-Related Items by withholding Stock to be issued upon settlement of Vested Units.

(c)Withholding Rates. Depending on the withholding method, YUM! or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If the obligation for the Tax-Related Items is satisfied by withholding in Stock, for tax purposes, Participant is deemed to have been issued the full number of shares of Stock subject to the vested Performance Share Units (and related Dividend Equivalent Units), notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items.
(d)Participant Responsibility. Participant shall pay to YUM! or the Employer any amount of Tax-Related Items that YUM! or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described in this Section 4. YUM! may refuse to issue or deliver the Stock or the proceeds from the sale of Stock, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
5.Nature of Award. In accepting the Performance Share Units, Participant acknowledges, understands and agrees that:
(a)Voluntary Plan. The Plan is established voluntarily by YUM!; it is discretionary in nature; and YUM! or the Committee has the right to modify, amend, suspend or terminate the Plan and/or this Agreement at any time, to the extent permitted by the Plan, including the right to terminate the Plan and/or this Agreement and make payments upon a “change in control” (as defined in Code Section 409A) as permitted by Code Section 409A.
(b)No Contractual Right. This Award of Performance Share Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Share Units, or benefits in lieu of Performance Share Units, even if Performance Share Units have been granted in the past.
(c)Not Part of Normal or Expected Compensation. The Performance Share Units and any shares acquired under the Plan are not part of normal or expected compensation or salary for any purpose.
(d)Foreign Exchange Rates. Participant acknowledges and agrees that neither YUM!, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between his or her local currency and the United States Dollar that may affect the value of the Performance Share Units (and related Dividend Equivalent Units) or of any amounts due to Participant pursuant to the settlement of the Performance Share Units (and related Dividend Equivalent Units) or the subsequent sale of any shares of Stock acquired upon settlement.
(e)Future Grants Discretionary. All decisions with respect to future grants of Performance Share Units or other Awards, if any, will be at the sole discretion of YUM!.
(f)Voluntary Participation. Participant’s participation in the Plan is voluntary.

(g)No Replacement for any Compensation. This Award of Performance Share Units and any Stock acquired under the Plan are not intended to replace any pension rights or compensation.
(h)Unpredictable Future Value. The future value of the Stock underlying the Performance Share Units is unknown, indeterminable and cannot be predicted with certainty.
(i)No Damages or Claims. No claim or entitlement to compensation or damages shall arise from termination of this Award of Performance Share Units or diminution in value of the Stock acquired upon settlement resulting from Participant’s separation from service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of this Award of Performance Share Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against YUM!, any of its Subsidiaries and/or the Employer, waives Participant’s ability, if any, to bring any such claim, and releases YUM!, its Subsidiaries and/or the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.
(j)Termination of Employment or Service. For purposes of the Performance Share Units, Participant’s employment or service relationship will be considered terminated as of the date Participant is no longer actively providing services to YUM! or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by YUM!, Participant’s right to vest in the Performance Share Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any). The Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Award (including whether Participant may still be considered to be providing services while on a leave of absence).
(k)Amendment of Prior Agreements. By accepting the Performance Share Units covered by this Agreement, Participant agrees to an amendment to the terms of all prior Global Performance Share Unit Agreements between the Company and Participant pursuant to which there are currently unvested Performance Share Units outstanding, to add a new Section 14 to such Agreements which is identical to Section 14, Restrictive Covenants, of this Agreement.
(l)Corporate Transactions/Assumption of Award. Unless otherwise provided in the Plan or by YUM! in its discretion, the Performance Share Units and the benefits evidenced by this Agreement do not create any entitlement to have the Performance Share Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Stock.
6.Compensation Recovery Policy.
(a)Compensation Recovery Policy. Participant acknowledges and agrees that the Performance Share Units granted to Participant under this Agreement shall be subject to the YUM! Brands, Inc. Compensation Recovery Policy, amended and restated November 16, 2023 (“Compensation Recovery Policy”), and as in effect on the date of this Agreement and as amended from time to time.
(b)Repayment. This Agreement is a voluntary agreement, and Participant has voluntarily chosen to accept the Agreement. Participant understands that the Performance Share Units provided under the Agreement and all amounts paid to the individual under the Agreement are contingent on YUM!’s financial statements not being subject to a material restatement. As a condition of the Agreement, Participant specifically agrees that the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the Performance Share Units for any individual party to such an agreement due to a material restatement of YUM!’s financial statements, as provided in YUM!’s Compensation Recovery Policy. In the event that amounts have been paid to Participant pursuant to the Agreement and the Committee determines that Participant must repay an amount to YUM! as a result of the Committee’s cancellation, rescission, suspension, withholding or other limitation or restriction of rights, Participant agrees, as a condition of being awarded such rights, to make such repayments.
7.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or sale of the Stock acquired upon vesting of the Performance Share Units (and related Dividend Equivalent Units). Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
8.Adjustment for Change in Stock. The number of Performance Share Units (and related Dividend Equivalent Units) awarded pursuant to this Award may be adjusted by the Committee in accordance with the terms of the Plan to reflect certain corporate transactions which affect the number, type or value of the Performance Share Units and the related Common shares of Stock to which they relate.
9.Employment Relationship. For purposes of this Agreement, Participant shall be considered to be in the employment of the Company as long as Participant remains an employee of YUM! or any of its Subsidiaries or a corporation or a subsidiary of YUM! assuming or substituting a new award for this Award of Performance Share Units. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final. Nothing contained in this Agreement is intended to constitute or create a contract of service or employment, nor shall it constitute or create the right to remain associated with or in the service or employ of YUM!, the Employer or any other Subsidiary or related company for any particular period of time. This Agreement shall not interfere in any way with the right of YUM!, the Employer or any Subsidiary or related company, as applicable, to terminate Participant’s service or employment at any time. Furthermore, this Agreement, the Plan, and any other Plan documents are not part of Participant’s employment contract, if any, and do not guarantee either Participant’s right to receive any future grants of Awards or benefits in lieu thereof under this Agreement or the Plan. The Performance Share Units and any Stock acquired under the Plan and the income and value of same are not part of normal or expected compensation for any purposes of calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.
10.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Award materials (“Data”) by and among, as applicable, the Employer, YUM! and its Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that YUM! and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Stock or directorships held in YUM!, details of all Awards of Performance Share Units or any other entitlement to Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to Merrill Lynch, which is assisting YUM! with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections from Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes YUM!, Merrill Lynch and any other possible recipients which may assist YUM! (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the

Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing his or her consent is that YUM! would not be able to grant Participant Performance Share Units or other Awards or administer or maintain such Awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
11.Mode of Communications. Participant agrees, to the fullest extent permitted by law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that YUM! or related company may deliver in connection with this grant and any other grants offered by YUM!, including prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. Electronic delivery of a document may be made via YUM!’s email system or by reference to a location on YUM!’s intranet or website or website of YUM!’s agent administering the Plan. To the extent Participant has been provided with a copy of this Agreement, the Plan, or any other documents relating to this Award in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.
12.Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Performance Share Units (and related Dividend Equivalent Units).
13.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
14.Restrictive Covenants. By accepting the Performance Share Units, and in consideration of these units and receipt of confidential information from the Company during his or her employment, Participant specifically agrees to the restrictive covenants contained in this Section 14 (the “Restrictive Covenants”) and agrees that the Restrictive Covenants and the remedies described herein are reasonable and necessary to protect the legitimate interests of the Company. Subsections 14(b) and 14(c) apply to Participants who are Level 15 employees (or the equivalent of a Level 15 Employee) of the Company or above. By accepting the Performance Share Units awarded in this Agreement, Participant acknowledges that he or she had a period of at least fourteen (14) calendar days to review this Agreement before accepting the award and that voluntarily accepting the terms of the award in this Agreement before the expiration of the review period shall serve as a waiver of the review period.
(a)Confidentiality. In consideration for receiving the Performance Share Units, Participant acknowledges that the Company is engaged in a competitive business environment and has a substantial interest in protecting its confidential information. Participant agrees that he or she has received and continues to receive, by virtue of his or her position with the Company, access to confidential information (including trade secrets) related to the Company and its business, and Participant agrees, during his or her employment with the Company and thereafter, to maintain the confidentiality of the Company’s confidential information and to use such confidential information for the exclusive benefit of the Company. Notwithstanding the foregoing, nothing in this Agreement prohibits or should be deemed to limit Participant (i) from disclosing information in good faith to any federal, state, or local governmental agency, legislative body, or official (or staff member to the foregoing) regarding an alleged violation of law or regulation; (ii) from disclosing information in response to legal process, such as a subpoena to testify at a deposition or in court; (iii) from disclosing or discussing, either orally or in writing, information about alleged discriminatory or unfair employment practices (including without limitation the underlying facts of any alleged discriminatory or unfair employment practice) or other unlawful acts in the workplace or at activities coordinated or sponsored by the Company, whether on or off the Company’s premises, such as harassment (including sexual harassment), discrimination, retaliation, wage and hour violations, sexual assault, violations of public policy, an unfair labor or employment practice, alleged unlawful workplace health and safety practices or hazards related to a public health emergency, or any other conduct that the Participant has reason to believe is unlawful; or (iv) from otherwise making disclosures that are protected under applicable law, including, without limitation, exercising rights under Section 7 of the NLRA to the extent applicable to Participant. In accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), (A) an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding and (B) if an individual files a lawsuit for retaliation against the Company, or any affiliate, parent, or subsidiary, for reporting a suspected violation of law, the individual may disclose the Company’s, or its affiliate, parent, or subsidiary’s, trade secrets with the individual’s attorney and use the trade secret information related to that suspected violation of law in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
(b)Competitive Activity. Except as set forth in Section 24 below, during Participant’s employment with the Company and for one year following the termination of Participant’s employment for any reason whatsoever, Participant agrees and covenants that: Participant shall not either directly or indirectly, alone or in conjunction with any other party or entity, perform any services, work or consulting for one or more Competitor Companies (as defined in Section 25 below) anywhere in the Territory if such services, work or consulting involve (i) developing or implementing strategies to compete with the Company; or (ii) directly or indirectly supervising or managing employees or other personnel who compete with the Company; or (iii) engaging in duties or responsibilities related to executive management, executive leadership, business strategies, business development, mergers and acquisitions processes, marketing and sales, manufacturing processes, environmental, health and safety processes, supply chain management, capital spending, process and continuous improvement methodologies, or any other duties or activities similar to those the Participant performed for the Company during the Pre-Termination Period. Notwithstanding the foregoing, if the entity that employs the Participant is divested by YUM! such that the employing entity is no longer one of YUM!’s divisions or direct or indirect Subsidiaries, then (i) the closing date of the divestiture of the employing entity shall be deemed a “termination of employment with the Company” for purposes of this Agreement and (ii) the Participant’s continued employment with the employing entity following the divestiture shall not be deemed a breach of this Section 14(b).
In the event that any portion of this subsection 14(b) shall be determined by a court or arbitrator to be unenforceable because it is unreasonably restrictive in any respect, it shall be interpreted to extend over the maximum period of time for which it reasonably may be enforced and to the maximum extent for which it reasonably may be enforced in all other respects, and enforced as so interpreted, all as determined by such court or arbitrator in such action. Participant acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(c)Non-Solicitation. Except as otherwise set forth in Section 24 below, during Participant’s employment and for eighteen months following the termination of Participant’s employment for any reason whatsoever, Participant shall not:
(i)induce or attempt to induce any employee of the Company to leave the employ of Company;
(ii)induce or attempt to induce any employee of the Company to work for, render services to, or provide advice to any third party;
(iii)induce or attempt to induce any current or former employee of the Company to supply confidential information of Company to any third party, except where disclosure is required to be made to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal;
(iv)employ, or otherwise pay for services rendered by, any employee of the Company in any business enterprise with which Participant may be associated, connected or affiliated;
(v)induce or attempt to induce any customer, franchisee, supplier, licensee, licensor or other business relation of Company to cease doing business with Company, or in any way interfere with the then existing business relationship between any such customer, franchisee, supplier, licensee, licensor or other business relation and Company; or
(vi)assist, solicit, or encourage any other third party, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Agreement if such activity were carried out by Participant. In particular,

Participant will not, directly or indirectly, induce any employee of Company to carry out any such activity.
The Company and Participant agree that the provisions of this Section 14 contain restrictions that are not greater than necessary to protect the interests of the Company.

(d)Partial Invalidity. If any portion of this Section 14 is determined by a court or arbitrator to be unenforceable in any respect, it shall be interpreted to be valid to the maximum extent for which it reasonably may be enforced, and enforced as so interpreted, all as determined by such arbitrator in such action. Participant acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
(e)Clawback and Recovery. Participant agrees that a breach of any of the Restrictive Covenants set forth in this Section 14 would cause material and irreparable harm to the Company. Accordingly, Participant agrees that if the Committee, in its sole discretion, determines that Participant has violated any of the Restrictive Covenants contained in this Section 14, either during employment with the Company or after such employment terminates for any reason, the following rules shall apply:
(i)The Committee may (A) terminate such Participant’s participation in the Plan and/or (B) send a “Recapture Notice” that will (1) cancel all or a portion of this or any outstanding Performance Share Units, (2) require the return of any shares of Stock received upon settlement of this or any prior Performance Share Units and/or (3) require the reimbursement to the Company of any net proceeds received from the sale of any shares of Stock acquired as a result of such settlement.
(ii)Under this Section 14, the obligation to return shares of Stock received and/or to reimburse the Company for any net proceeds received pursuant to a Recapture Notice, shall be limited to shares and/or proceeds received by Participant within the period that is one year prior to and one year following Participant’s termination of employment.
(iii)The Committee has sole and absolute discretion to take action or not to take action pursuant to this Section 14 upon determination of a breach of a Restrictive Covenant, and its decision not to take action in any particular instance shall not in any way limit its authority to send a Recapture Notice in any other instance.
(iv)Any action taken by the Committee pursuant to this subsection 14(e) is without prejudice to any other action the Committee may choose to take upon determination that Participant has violated a Restrictive Covenant contained herein.
(v)This subsection 14(e) will cease to apply upon a Change in Control.

(f)Right of Set Off. By accepting the Performance Share Units, Participant agrees that any member of the Company Group may set off any amount owed to Participant (including wages or other compensation, fringe benefits or vacation pay) against any amounts Participant owes under this Section 14.
15.Binding Effect.
(a)This Agreement shall be binding upon and inure to the benefit of any successors to YUM! and all persons lawfully claiming under Participant, whether by merger, consolidation or the sale of all or substantially all of YUM!’s assets. YUM! will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of YUM! to expressly assume and agree to perform this Agreement in the same manner and to the same extent that YUM! would be required to perform if no such succession had taken place.
(b)This Agreement shall be binding upon and inure to the benefit of the Participant or his or her legal representative and any person to whom a Performance Share Unit may be transferred by will, the applicable laws of descent and distribution or consent of the Committee.
16.Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on his or her country of residence, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to acquire or sell shares of Stock or rights to shares of Stock (e.g., Performance Share Units) under the Plan during such times as Participant is considered to have “inside information” regarding YUM! (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant is advised to speak to his or her personal advisor on this matter.
17.Governing Law and Forum. Except as otherwise set forth in Section 24 below, this Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina. For purposes of resolving any dispute that may arise directly or indirectly from this Agreement, the parties hereby agree that any such dispute that cannot be resolved by the parties shall be submitted the Committee for resolution, and any decision by the Committee shall be final. For purposes of litigating any dispute that arises under this grant, Participant’s participation in the Plan or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Kentucky and agree that such litigation shall be conducted in the courts of Jefferson County, Kentucky, or the federal courts for the United States for the Western District of Kentucky, where this grant is made and/or to be performed.
18.    Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

19.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an online or electronic system established and maintained by YUM! or a third party designated by YUM!.
20.    Addendum. Notwithstanding any provisions in this Agreement, the Award of Performance Share Units (and related Dividend Equivalent Units) shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Participant, to the extent YUM! determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Agreement.
21.Imposition of Other Requirements. YUM! reserves the right to impose other requirements on Participant’s participation in the Plan, on the Performance Share Units and on any Stock acquired under the Plan, to the extent YUM! determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
22.Waiver. Participant acknowledges that a wavier by the company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other Participant.
23.Section 409A Provisions. Notwithstanding anything in this Agreement (or the Plan) to the contrary:
(a)Generally. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”) so as not to subject Participant to payment of any additional tax, penalty or interest imposed under Code Section 409A. For purposes of Code Section 409A, each tranche of Performance Share Units and related Dividend Equivalent Units that are identified by a separate Vesting Date shall be considered a separate award for purposes of Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Participant. Participant acknowledges and agrees that notwithstanding the foregoing or any other provision of this Agreement, neither YUM! nor any Subsidiary guarantees the tax treatment of the award evidenced by this Agreement (or other awards under the Plan) and that Participant is solely responsible for all taxes due with respect to any payment under this Agreement.
(b)Specified Employee. If any payment hereunder (whether separately or together with any other payments) is subject to Code Section 409A, and if such payment or benefit is to be paid or provided on account of Participant’s termination of employment (or similar term), (i) and if Participant is a specified employee (within the meaning of Code Section 409A) and if any such payment is required to be made or provided prior to the first day of the seventh month following Participant’s separation from service, such payment shall be delayed until the first day of the seventh month following Participant’s separation from service, and (ii) the determination as to whether Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of Code Section 409A.
24.Acknowledgements and Exceptions for Certain States. If Participant primarily resides in or provides the majority of his or her services to the Company in any of the states listed below, the below exceptions and acknowledgments shall apply. For avoidance of doubt, Participant is deemed to provide the majority of his or her services to the Company at the office or other worksite to which he or she is assigned by the Company, or, if approved to work in a fully-remote role, the location of Participant’s legal residence, which is known to and approved by the Company.
(a)California. The covenants in Sections 14(b) and 14(c) shall apply to the Participant during the Participant’s employment with the Company but shall not apply to the Participant after the termination of the Participant’s employment with the Company, and Section 17 shall not apply to the Participant.
(b)Colorado. The covenants in Section 14 shall be interpreted to apply to the full extent permitted by Colo. Rev. Stat. § 8-2-113 and shall not be interpreted to apply in any manner that would constitute a violation of Colorado law; Section 14(b) shall apply to the Participant during the Participant’s employment with the Company but shall not apply to the Participant after the termination of the Participant’s employment with the Company unless, at the time this Agreement is entered into and the time it is enforced, the Participant earns an amount of annualized cash compensation equivalent to or greater than the threshold amount for highly compensated workers defined by the Colorado Department of Labor; Section 14(c) shall apply to the Participant during the Participant’s employment with the Company but shall not apply to the Participant after the termination of the Participant’s employment with the Company unless, at the time this Agreement is entered into and the time it is enforced, the Participant earns an amount of annualized cash compensation equivalent to or greater than sixty percent (60%) of the threshold amount for highly compensated workers defined by the Colorado Department of Labor; and Section 17 shall not apply to the Participant.
(c)Minnesota. Section 14(b) shall apply to the Participant during the Participant’s employment with the Company but shall not apply to the Participant after the termination of the Participant’s employment with the Company and Section 17 shall not apply to the Participant.
(d)Washington. Section 14(b) shall apply to the Participant during the Participant’s employment with the Company but shall not apply to the Participant after the termination of the Participant’s employment with the Company unless the Participant’s earnings from the Company, when annualized, exceed the amount set forth in RCW 49.62.020 and RCW 49.62.04 and Section 17 shall not apply to the Participant. The Participant acknowledges and agrees that by this Agreement the Company has notified the Participant that, even if this Agreement is deemed to be unenforceable at the time of Employee’s execution of this Agreement, the

Agreement may be enforceable against Employee in the future due to changes in Employee’s compensation.
25.Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
(a)“Company” means, collectively, YUM!, its divisions and its subsidiaries.
(b)A “Competitor Company” shall be defined as: (i) any company or other entity engaged as a “quick service restaurant” (“QSR”) and (ii) any entity under common control with an entity included in (i) above. Competitor Companies covered under this definition include, but are not limited to: McDonald’s, Domino’s Pizza, Starbucks, Wendy’s, Papa John’s, Restaurant Brands International (including Burger King, Tim Horton’s and Popeye’s Chicken), Culver’s, In-N-Out Burger, Sonic, Hardee’s, Arby’s, Jack-in-the-Box, Chick-fil-A, Chipotle, Q-doba, Panera Bread, Subway, Dunkin’ Brands, Five Guys, Bojangles, Church’s, Del Taco, Little Caesars, Subway, Dico’s, Jollibee, Blaze, MOD Pizza, JAB Holding Company, Darden Restaurants, Inspire Brands and Focus Brands, and their respective organizations, partnerships, ventures, sister companies, franchisees, affiliates, franchisee organizations, cooperatives or any organization in which they have an interest and which are involved in the QSR restaurant industry anywhere in the world, or which otherwise compete with Yum Brands, Inc.
(c)“Pre-Termination Period” means the two (2) year period prior to the termination of the Participant’s employment with the Company for any reason whatsoever.
(d)“Retirement” shall mean termination of employment (other than a termination by the Company for cause) by Participant on or after Participant’s attainment of age 55 and 10 years of service or age 65 and 5 years of service. Participants who do not meet the foregoing requirements will not incur a Retirement.
(e)    “Termination Date” means the date on which Participant ceases to be an employee of the Company and ceases to perform material services for the Company, regardless of the reason for the cessation; provided, however, that a Participant’s “Termination Date” shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by the Company which was the recipient of Participant’s services. In the case of any amounts subject to Code Section 409A, Participant’s Termination Date shall be the date on which Participant has a “separation from service” with the Company within the meaning of Code Section 409A.

(f)     “Territory” means every country in the world (i) in which the Company conducts business and (i)(A) in which the Participant engaged in, supervised or assisted in, collaborated with, or shared or received the Company’s confidential information regarding any business of the Company on behalf of the Company during the Pre-Termination Period, (B) in which the Participant had management responsibility for the Company during the Pre-Termination Period, (C) in which the Company employed or engaged personnel the Participant directly or indirectly supervised or managed during the Pre-Termination Period, or (D) about or in which the

Participant had access to the Company’s confidential information during the Pre-Termination Period or had responsibilities on behalf of the Company within the Pre-Termination Period.